Exhibit 3.51

CERTIFICATE OF MERGER

of

IMS REDWOOD ACQUISITION CORPORATION,

a Delaware Corporation with and into

MED-VANTAGE, INC.,

a Delaware Corporation

Pursuant to Title 8, Section 251 of the Delaware General Corporation Law, the undersigned corporation does hereby certify:

FIRST: The name and state of incorporation of each of the constituent corporations of the merger is as follows:

Name	State of Incorporation
IMS Redwood Acquisition Corporation	Delaware
Med-Vantage, Inc.	Delaware

SECOND: An Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Title 8, Section 251 of the Delaware General Corporation Law.

THIRD: The name of the surviving corporation of the merger is Med-Vantage, Inc., a Delaware corporation.

FOURTH: IMS Redwood Acquisition Corporation hereby merges with and into Med-Vantage, Inc., with Med-Vantage, Inc. as the surviving corporation, and the Certificate of Incorporation of the surviving corporation is amended and restated in its entirety as attached hereto as Exhibit 1.

FIFTH: The executed Agreement and Plan of Merger is on file at 111 Sutter St, 14th Floor, San Francisco, CA 94104, a place of business of Med-Vantage, Inc.

SIXTH: A copy of the executed Agreement of Merger will be furnished by Med-Vantage, Inc., on request and without cost, to any stockholder of any constituent corporation.

EXECUTED as of this 26th day of May, 2011.

MED-VANTAGE, INC.

/s/ Michael Bodenstab
By: Michael Bodenstab
Its: Vice President

Exhibit I

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

MED-VANTAGE, INC.

**********

First:    The name of the Corporation is: Med-Vantage, Inc.

Second:    The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, DE 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

Third:    The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth:    The total number of shares of capital stock which the Corporation shall have authority to issue is five thousand (5,000) shares of Common Stock, $0.01 par value, (the “Common Stock”).

Fifth:    [Intentionally Omitted]

Sixth:    The Corporation shall have perpetual existence.

Seventh:    In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation.

Eighth:    Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide. Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the By-Laws of the Corporation.

Ninth:    No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that to the extent provided by applicable law, this provision shall not eliminate the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware (the “DGCL”), or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Tenth:

(a)    Actions, Suits and Proceedings Other Than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding. whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that the person is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person or the person’s appeal therefrom, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section (f) below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board.

(b)    Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by the person or on the person’s behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

(c)    Indemnification for Expenses of Successful Party. Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections (a) and (b) of this

Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purpose hereof to have been wholly successful with respect thereto.

(d)    Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving the Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section (d). The Indemnitee shall have the right to employ the indemnitee’s own counsel in connection with such claim, but the fees and expenses of such assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action, or (iii) the Corporation shall not have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

(e)    Advance of Expenses. Subject to the provisions of Section (f) below, in the event that the Corporation does not assume the defense pursuant to Section (d) of this Article Tenth of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter, provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article Tenth. Such undertaking may be accepted without reference to the financial ability of such person to make such repayment.

(f)    Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Sections (a), (b), (c) or (e) of this Article Tenth, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Sections (a), (b) or (e) of this Article Tenth the Corporation determines, by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Sections (a) or (b), as the case may be. Such determination shall be made in each instance by (i) a majority vote of a quorum of the directors of the Corporation consisting of persons who are not at that time parties of the action, suit or proceeding in question (the “Disinterested Directors”), (ii) if no such quorum is obtainable, a majority vote of a committee of two or more Disinterested Directors, (iii) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (iv) independent legal counsel (who may be regular legal counsel to the Corporation), or (v) a court of competent jurisdiction.

(g)    Remedies. The right to indemnification or advances as granted by this Article Tenth shall pe enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section (f). Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article Tenth shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has not met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section (f) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

(h)    Subsequent Amendment. No amendment, termination or repeal of this Article Tenth or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

(i)    Other Rights. The indemnification and advancement of expenses provided by this Article Tenth shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or Disinterested Directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article Tenth shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article Tenth. In addition, the Corporation may, to the extent authorized from time to time by a vote of the Board, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article Tenth.

(j)    Partial Indemnification. If an Indemnitee is entitled under any provision of this Article Tenth to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

(k)    Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability, or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(l)    Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article Tenth with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

(m)    Savings Clause. If this Article Tenth or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fee), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by an applicable portion of this Article Tenth that shall not have been invalidated and to the fullest extent permitted by applicable law.

(n)    Definitions. Terms used herein and defined in Sections 145(h) and 145(i) of the DGCL shall have the respective meanings assigned to such terms in such Sections 145(h) and 145(i).

(o)    Subsequent Legislation. If the DGCL is amended after adoption of this Article Tenth to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended.

Eleventh:    Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under § 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under §279 of Title 8 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

Twelfth:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

STATE OF DELAWARE

CERTIFICATE OF OWNERSHIP

AND MERGER

Section 253 Parent into Subsidiary

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

Health Vanguard, Inc.

INTO

Med-Vantage, Inc.

Health Vanguard, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:

FIRST: That it was organized pursuant to the provisions of the General Corporation Law of the State of Delaware on the 25th day of August, 2000 A.D.

SECOND: That it owns 100% of the outstanding shares of the capital stock of Med-Vantage, Inc., a corporation organized pursuant to the provisions of the General Corporation Law of the State of Delaware on the 21st day of August, 2007 A.D.

THIRD: That its Board of Directors by unanimous written consent of its members dated as of the 29th day of September, 2011, filed with the minutes of the Board, determined to merge this corporation into said Med-Vantage, Inc., and did adopt the following resolutions attached as Exhibit A hereto:

RESOLVED, that this corporation, Health Vanguard, Inc., merge itself into Med-Vantage, Inc., pursuant to which merger Med-Vantage, Inc. shall assume all of the liabilities and obligations of Health Vanguard, Inc.

FURTHER RESOLVED, that the terms and conditions of the merger are as follows:

Upon completion of the merger, the sole stockholder of Health Vanguard, Inc. shall receive an equivalent number of shares of the Common Stock of Med-Vantage, Inc. and shall have no further claims of any kind or nature; and all of the capital stock of Med-Vantage, Inc. held by Health Vanguard, Inc. shall be surrendered and canceled.

FURTHER RESOLVED, that the merger shall become effective on October 1, 2011.

FURTHER RESOLVED, that this resolution to merge be submitted to the sole stockholder of this corporation and in the event that such sole stockholder votes in favor of this resolution, that the merger shall be deemed approved.

FOURTH: That this merger has been approved by the holder of 100% of the outstanding shares of stock of this corporation, Health Vanguard, Inc., by a written consent dated as of the 29th day of September, 2011, A.D.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, said parent corporation has caused this Certificate to be signed by an authorized officer, this 29th day of September, A.D., 2011.

By:	/s/ Jeffrey Ford
Authorized Officer

Name:	Jeffrey Ford

Title:	Treasurer

Exhibit A to Certificate of Ownership and Merger

Resolutions Approved by Board of Directors of Health Vanguard, Inc. by Unanimous Written

Consent dated as of September 29, 2011

WHEREAS, the Company owns 100% of the capital stock of Health Benchmarks, Inc., a Delaware corporation (“HBI”), and Med-Vantage, Inc., a Delaware corporation (“M-V”);

WHEREAS, the undersigned deem it advisable and in the best interests of the Company to merge the Company with and into M-V in accordance with Sections 141 and 253 of the Delaware General Corporation Law.

VOTED:	That the Company be merged with and into M-V (the “Second Merger”), with M-V being the surviving entity of the Second Merger; that the effective time of the Second Merger (the “Second Merger Effective Time”) shall be October l, 2011; that the Company deems the Second Merger to be advisable and in the best interests of the Company; that this resolution to merge the Company with and into M-V shall be submitted to the sole stockholder of the Company for its approval; that at the Second Merger Effective Time, M-V shall assume all of the Company’s liabilities and obligations, and be possessed of all the estate, property, rights, privileges and franchises of the Company; that at the Second Merger Effective Time, the identity and separate existence of the Company shall cease and all estate, property, rights, privileges and franchises of the Company shall be vested in M-V; and that upon completion of the merger, the sole stockholder of the Company shall receive an equivalent number of shares of the Common Stock of M-V and shall have no further claims of any kind or nature, and all of the capital stock of M-V held by the Company shall be surrendered and canceled.

VOTED:	That each officer of the Company be, and hereby is, individually authorized and directed to execute and deliver any and all such further documents, instruments, and certificates and to do or cause to be done any and all such other acts and things, in the name and on behalf of the Company (including, but not limited to, the making and execution of Certificates of Ownership setting forth a copy of the above resolutions, and the date of adoption thereof, and to file the same in the office of the Secretary of State of Delaware), as he or she may deem necessary or appropriate to carry into effect the full intent and purpose of the foregoing votes, the taking of any such actions or the execution or delivery of any such documents, instruments, or certificates by such officer or officers to be conclusive evidence that the same were authorized by this vote.